Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 13, 2023 relating to the financial statements of MSGE Spinco, Inc. (the traditional live entertainment business of Madison Square Garden Entertainment Corp.), appearing in Form 10-12B/A of MSGE Spinco, Inc. for the year ended June 30, 2022.

/s/ Deloitte & Touche LLP

New York, New York
April 19, 2023